UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   FIELDS, BRUCE H.

   28601 CLEMENS ROAD
   WESTLAKE, OH  44145
   U.S.A
2. Issuer Name and Ticker or Trading Symbol
   NORDSON CORPORATION - NDSN

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   MARCH 31, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT, HUMAN RESOURCES
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |3/3/99|M   | |3,000             |A  |$42.50     |                   |      |                           |
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COMMON STOCK               |3/3/99|F   | |320               |D  |$61.50     |                   |      |                           |
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COMMON STOCK               |3/3/99|S   | |2,680             |D  |$61.125    |                   |      |                           |
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COMMON STOCK               |3/4/99|M   | |3,485             |A  |$47.00     |                   |      |                           |
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COMMON STOCK               |3/4/99|F   | |291               |D  |$62.00     |                   |      |                           |
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COMMON STOCK               |3/4/99|S   | |3,194             |D  |$60.375    |                   |      |                           |
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COMMON STOCK               |3/5/99|M   | |1,315             |A  |$47.00     |                   |      |                           |
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COMMON STOCK               |3/5/99|F   | |100               |D  |$60.25     |                   |      |                           |
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COMMON STOCK               |3/5/99|S   | |1,215             |D  |$59.875    |977  (2)           |D     |                           |
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COMMON STOCK               |      |    | |                  |   |           |104  (1)           |I     |BY CHILDREN                |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$42.50  |3/3/9|M   | |3,000      |D  |11/4/|11/4/|COMMON STOCK|3,000  |       |-0-         |D  |            |
(Right to Buy)        |        |9    |    | |           |   |92   |2001 |            |       |       |            |   |            |
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Employee Stock Option |$47.00  |3/4/9|M   | |3,485      |D  |11/2/|11/2/|COMMON STOCK|3,485  |       |1,315       |D  |            |
(Right to Buy)        |        |9    |    | |           |   |93   |2002 |            |       |       |            |   |            |
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Employee Stock Option |$47.00  |3/5/9|M   | |1,315      |D  |11/2/|11/2/|COMMON STOCK|1,315  |       |-0-         |D  |            |
(Right to Buy)        |        |9    |    | |           |   |93   |2002 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Shares owned by children held by Cust. Bruce H. Fields. Reporting person disclaims beneficial ownership of these securities. Includes 4 shares thru the Co. DRP Plan as of
2/28/99.
(2)  Includes 852 shares thru the Co. ESOP Plan as of
12/31/97.
       Includes 101 shares thru the Co. Supp. ESOP Plan as of
3/31/99.
       Includes 4 shares thru Co. DRP Plan as of
2/28/99.
SIGNATURE OF REPORTING PERSON
N.D. PELLECCHIA, ATTORNEY-IN-FACT
DATE
APRIL 5, 1999